EXHIBIT 99

                                                           Citizens Utilities
                                                           3 High Ridge Park
                                                           Stamford, CT 06905
                                                           203.614.5600
                                                           Web site: www.czn.net



Contacts:
Robert J. DeSantis         Alan Oshiki                  Brigid M. Smith
Chief Financial Officer    Assistant Vice President     Assistant Vice President
(203) 614-5052             (203) 614-5629               (203) 614-5042
rdesanti@czn.com           aoshiki@czn.com              bsmith@czn.com


CITIZENS UTILITIES TO SEPARATE ITS TELECOMMUNICATIONS BUSINESSES AND PUBLIC SERVICES BUSINESSES INTO TWO PUBLICLY TRADED COMPANIES


NEWLY FORMED TELECOMMUNICATIONS COMPANY TO BE AMONG NATION'S FASTEST GROWING INTEGRATED COMMUNICATIONS PROVIDERS

Stamford, Connecticut, May 18, 1998 - Citizens Utilities (NYSE: CZN, CZNPr) announced today that its Board of Directors has authorized the separation of the Company's telecommunications businesses and public services businesses into two stand-alone, publicly-traded companies. Upon separation, Citizens' telecommunications businesses, which include an 83% interest in Electric Lightwave, Inc. (NASDAQ: ELIX) as well as interests in other telecom properties, will constitute one of the nation's fastest growing integrated communications providers. Citizens' public services businesses, consisting of natural gas distribution, electric distribution, water distribution and wastewater treatment facilities in ten states, would continue to be operated as Citizens Utilities, as they successfully have been for over 50 years.

Subject to the receipt of necessary regulatory approvals, the Company intends to establish and transfer to a new company all of its telecommunications businesses including Electric Lightwave. The separation is expected to be carried out through a distribution of the stock of the new company to Citizens' shareholders and is intended to be tax-free to Citizens and its shareholders for federal income tax purposes.

Dr. Leonard Tow, chairman and chief executive officer of Citizens, said that, "the separation of Citizens' telecommunications businesses and public services businesses is being made in recognition of the different investment features, valuation criteria, capital structures, dividend policies, customer requirements and regulatory concerns associated with each of the respective businesses. We believe that Citizens' telecommunications businesses and public services businesses will be better able to pursue their own strategies and compete more effectively as separate companies." Tow went on to say that, "the separation will strengthen both businesses and enable each of them to take full advantage of opportunities to enhance value. We believe that the separation is in the best interests of the Company's security holders, customers and employees".

Commenting on the two businesses post separation, Tow said, "the newly formed telecommunications company will be among the nation's fastest growing integrated communications providers with strengths in voice, data and internet services. With Electric Lightwave, one of the nations fastest growing competitive local exchange carriers serving approximately seventy-five communities throughout the western United States, as its growth engine, the new telecommunications company is well positioned to take advantage of the rapidly expanding market for data and the internet. Linked to Electric Lightwave's exceptional growth prospects will be substantial local exchange operations that now serve approximately 900,000 telephone access lines. The significant cash flow generated from these operations will enable the new telecommunications company to aggressively and successfully pursue all of its growth opportunities."

"Citizens Utilities will continue to operate its geographically diverse public service operations with a customer base of about 850,000. This well balanced base of operations, combined with its competitive management culture, will assure steady earnings and cash flow growth for the Company."

Dr. Tow stated that, "the decision to separate Citizens' telecommunications businesses and public services businesses was reached after extensive evaluation of alternatives by the Company's management and Board of Directors in consultation with investment advisors and legal counsel. This review encompassed a broad range of strategic, financial, legal, regulatory and competitive considerations. Management and the Board believe that the separation of Citizens' telecommunications businesses and public services businesses into two stand-alone, publicly-traded companies will result in a significantly improved market valuation for Citizens' assets."

The separation plan is expected to be implemented within one year. The Company will shortly announce its selection of investment advisors to assist in the implementation of the separation plan.

Citizens Utilities (NYSE: CZN, CZNPr) provides telecommunications services and public services including natural gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.8 million customers in 21 states. Citizens owns 83% of Electric Lightwave, Inc. (NASDAQ:ELIX) and has a significant investment in Centennial Cellular Corp. (NASDAQ:CYCL).

For   more   information   on   Citizens,   please   visit   its  web   site  at
http://www.czn.net.